Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports dated April 27, 2010, with respect to the financial statements of the Wells Fargo Advantage California Municipal Money Market Trust, Wells Fargo Advantage California Municipal Money Market Fund, Wells Fargo Advantage Money Market Trust, Wells Fargo Advantage Cash Investment Money Market Fund, Wells Fargo Advantage National Tax-Free Money Market Trust, and Wells Fargo Advantage National Tax-Free Money Market Fund, each a Fund of Wells Fargo Funds Trust, as of February 28, 2010, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

September 28, 2010